Exhibit 8.1

LIST OF SUBSIDIARIES

List of our subsidiaries:

Subsidiaries	Total Capital	Voting Capital	Country of Incorporation	Activity

Petrobras International Braspetro - PIB BV(1)	100.00%	100.00%	Netherlands	Several (2)
Petrobras Transporte S.A. - Transpetro	100.00%	100.00%	Brazil	RT&M
Petrobras Logística de Exploração e Produção S.A. - PB-LOG	100.00%	100.00%	Brazil	E&P
Petrobras Biocombustível S.A.	100.00%	100.00%	Brazil	G&LCE
Araucária Nitrogenados S.A.	100.00%	100.00%	Brazil	RT&M
Termomacaé S.A.	100.00%	100.00%	Brazil	G&LCE
Braspetro Oil Services Company - Brasoil(1)(3)	100.00%	100.00%	Cayman Islands	Corporate, others
Termobahia S.A.	98.85%	98.85%	Brazil	G&LCE
Baixada Santista Energia S.A.	100.00%	100.00%	Brazil	G&LCE
Fundo de Investimento Imobiliário RB Logística - FII	99.15%	99.15%	Brazil	E&P
Procurement Negócios Eletrônicos S.A.	72.00%	49.00%	Brazil	Corporate, others
Petrobras Comercializadora de Gás e Energia e Participações S.A.	100.00%	100.00%	Brazil	Corporate, others
Transportadora Brasileira Gasoduto Bolívia - Brasil S.A.	51.00%	51.00%	Brazil	G&LCE
Refinaria de Mucuripe S.A(4)	100.00%	100.00%	Brazil	RT&M
Associação Petrobras de Saúde(5)	93.41%	93.41%	Brazil	Corporate, others

Joint Operations	Total Capital	Voting Capital	Country of Incorporation	Activity
Fábrica Carioca de Catalizadores S.A. - FCC	50.00%	50.00%	Brazil	RT&M

Consolidated Structured Entities	Total Capital	Voting Capital	Country of Incorporation	Activity
Fundo de Investimento em Direitos Creditórios Não-padronizados do Sistema Petrobras	0.00%	0.00%	Brazil	Corporate, others

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(1) Companies abroad with financial statements prepared in foreign currencies.

(2) Cover segments abroad in E&P, RT&M, G&LCE segments.

(3) In December 2023, Braspetro Oil Services Company - Brasoil repurchased 105,000,000 common shares for the amount of US$1 per share.

(4) The contract for the sale of Refinaria de Mucuripe S.A was rescinded due to the non-fulfillment of established precedent conditions.

(5) APS is a non-profit civil association, which carries out social or assistance activities (health care), and is consolidated in the Company’s financial statements.